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                                  EXHIBIT 99.1
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[Logo of VITEX]                          [Logo of PENTOSE]

Contact:
  John Barr                                Samuel Ackerman, M.D.
  President and CEO                        President and CEO
  V.I. Technologies                        Pentose Pharmaceuticals, Inc.
  (516) 752-7314                           (617) 864-4800
  www.vitechnologies.com                   www.pentose.com

  Alison Ziegler/Brian Gill/Deanne Eagle   Sharon Karisberg
  Financial Relations Board/BSMG           Feinstein Kean Healthcare
  (212) 661-8030                           (617) 577-8110
  www.frbinc.com                           www.fkhealth.com

FOR IMMEDIATE RELEASE
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November 15, 1999


V.I. Technologies and Pentose Pharmaceuticals Complete Merger

MELVILLE, N.Y. and CAMBRIDGE, MA, November 15, 1999 -- V.I. Technologies, Inc. (VITEX) (Nasdaq: VITX) and Pentose Pharmaceuticals, Inc. announced today the completion on November 12, 1999 of their previously announced merger. The all stock transaction was finalized today after shareholders from both companies voted to approve the agreement. The merger unites two leaders in the emerging field of blood product viral inactivation.

Under terms of the agreement, Pentose shareholders will receive approximately 6,444,000 shares of VITEX common stock, giving them 34% ownership of the approximately 18,952,000 outstanding shares of the combined company. VITEX is accounting for the transaction as a purchase valued at approximately $41 million, and accordingly expects to write off approximately $34 million of the transaction cost as in-process R&D in the fourth quarter.

"This merger further strengthens VITEX's position as the leading company in the field of blood safety and viral inactivation," said John Barr, President and Chief Executive Officer of VITEX. "The merger with Pentose gives VITEX the leading virus inactivation technology for red cells -- a $2 billion market opportunity. The Pentose INACTINE(TM) red cell technology was approved by the FDA to enter clinical trials on September 3, 1999 with the first patients to be enrolled in the study this quarter. Together with our partners from Pentose, we will continue to build on the success of PLAS+(R)SD, the first virally inactivated transfusion product to win approval in the U.S., and expand our existing pipeline. We will also apply revenues from sales of our currently marketed blood safety products to accelerate development of the Pentose INACTINE(TM) red cell product."

VITEX is a leading developer and manufacturer of a broad portfolio of blood products that utilize its patented viral inactivation technologies designed to ensure safe blood products. The technologies are tailored for all blood component applications and other blood-derived products, including plasma, plasma derivatives, red blood cells and platelets. The first of VITEX's virally-inactivated products, PLAS+(R)SD, is the only FDA approved method for viral inactivation of plasma. For further information, please visit the VITEX web site at www.vitechnologies.com.

Except for the historical information contained herein, the matters discussed are forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. These statements involve risks and uncertainties, such as quarterly fluctuations in operating results, the timely availability of new products, market acceptance of the company's products, the impacts of competitive products and pricing, government regulation of
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the company's products and other risks and uncertainties set forth in the company's filings with the Securities and Exchange Commission. These risks and uncertainties could cause actual results to differ materially from any forward-looking statements made herein.

To receive additional information on V.I. Technologies, Inc., via fax, at no charge, dial 1-800-PRO-INFO and enter code VITX.

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